EX-10.1 – Employment Agreement Exhibit

May 20, 2015

Mr. Norman B. Winland
4404 Risinghill Drive
Plano, TX 75024

winland@americancaresource.com

Dear Norman:

We are very pleased to extend an offer of employment to you for the position of President and Chief Operating Officer of American CareSource Holdings, Inc., a Delaware corporation (the "Company"). Although your continued employment is subject to certain terms and conditions, your start date is May 20, 2015 ("Start Date").

Duties

In your capacity as President and Chief Operating Officer, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the Chief Executive Officer of the Company. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. Although you will not be required to relocate from your current place of residence in Plano, Texas, your principal place of employment will be at our headquarters in Atlanta, Georgia, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

Compensation, Benefits and Expenses

In consideration of your services, you will be paid an initial base salary of $225,000 per year, subject to review from time to time for increase, but not decrease, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

During your employment, you will be eligible to receive a discretionary annual bonus at such times and in such amounts, as determined by the Board, but in no event less than $25,000.  Actual payments will be determined based on a combination of Company results and individual performance, which will be compared against performance goals established jointly by you and the Board.  Any annual bonus with respect to a particular calendar year will be payable on the earlier of March 15 following the calendar year with respect to which the bonus was earned or on the next regularly-scheduled payroll date immediately following the issuance of the independent auditors report for such year.  You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a particular year.

In connection with your employment, the Board has awarded you a one-time stock option to purchase 100,000 shares of the Company’s common stock. The award will be subject to the terms and conditions of the Company’s Amended and Restated 2009 Equity Incentive Plan and a Stock Option Award Agreement, which agreement is enclosed with this letter. The option will vest over a five-year period as follows: 20% on the anniversary of the date of this letter, and the remainder in equal, monthly instalments over the 48 months immediately following the anniversary date. The option is intended, to the extent possible, to be an Incentive Stock Option, although the Company makes no representation or guarantee that the option will qualify as such. To the extent a portion of the option is not eligible for treatment as an Incentive Stock Option, due to the fair market value limitation or otherwise, the ineligible portion shall be treated as a Non-Qualified Stock Option.

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

You will be eligible to participate in the employee benefit plans and programs generally available to the Company's executives, including group medical, dental, and other benefits subject to the terms and conditions of such plans and programs. Should you elect to participate in the Company’s health, dental and/or vision plans in effect from time to time, the Company will pay the entire premium related to such coverage for you and your spouse. You will be entitled to paid vacation in accordance with the Company's policies in effect from time to time. You will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

You will be entitled to reimbursement for all reasonable out-of-pocket expenses incurred in performing your duties and responsibilities, including the cost of travel for business and travel between the Company's office and your current place of residence in Plano, Texas. The Company also shall pay directly (or reimburse you) for lease costs, gasoline and other operating expenses and maintenance with respect to a vehicle made available for your use in Atlanta, Georgia. The Company shall also pay directly (or reimburse you) for costs necessary to procure and lease a corporate apartment in Atlanta, Georgia. For all incurred expenses, you will submit expense reports and receipts documenting the expenses incurred in accordance with Company policy.

At-Will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Severance/Change in Control Severance

If your employment with the Company is involuntarily terminated for reasons other than Cause or a breach by you of the terms and conditions of this letter (including, but not limited to, a breach of any of the representations contained herein), subject to your execution, and non-revocation, of a release of claims in a form provided by the Company, the Company will pay you an amount equal to three (3) months’ salary, plus applicable benefit premiums, on the dates and in such amounts as if you were still employed.

If your employment with the Company terminates due to a Change of Control, subject to your execution, and non-revocation, of a release of claims in a form provided by the Company, the Company will pay you an amount equal to six (6) months’ salary on the dates and in such amounts as if you were still employed, and all of your unvested equity in the Company will immediately become vested in accordance with the terms of the applicable Award Agreement.

The term "Change of Control" means any of the following: (i) the acquisition by any individual, entity or affiliated group in one or a series of transactions (including, without limitation, issuance of shares by the Company or through merger of the Company with another entity) of record or beneficial ownership of 50% or more of the voting power of the Company; (ii) a sale of all or substantially all of the assets of the Company; or (iii) the Board, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Company to constitute a change in control of the Company. Notwithstanding the foregoing, the raising of any capital by the Company shall not constitute a "Change of Control."

Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Conditions and Representations

Your continued employment is contingent upon:

(a) Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date.

(b) Satisfactory completion of a background investigation and drug screen

(c) Your execution of the Company's enclosed Negative Covenant Agreement, attached to this letter as Exhibit A, the terms of which are hereby incorporated by reference.

Notwithstanding the severance provisions provided above, if any of the above conditions is not satisfied to the Company’s satisfaction within 45 days of the Start Date, your employment may be terminated without further consideration payable to you.

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in Delaware for all purposes.

We are excited about you joining our team. If you have any questions about the above details, please call me immediately. If you are in agreement with the terms set forth in this letter, please sign below and return this letter to me.

Sincerely,

/s/ John Pappajohn

John Pappajohn, Acting CEO

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Norman Winland

Signed /s/ Norman Winland